PENLAND MUNTHER GOODRUM
-----------------------
Chartered - Attorneys At Law


The Mallard Building, Suite 260                               Forrest R. Goodrum
1161 W. River Street                                          Merrily Munther
P.O. Box 199                                                  Thomas V. Munson
Boise, Idaho 83701                                            Paul S. Penland
Telephone: (208) 344-4566
Facsimile: (208) 344-9836


                                       March 19, 2004



Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
500 12th Avenue South
Nampa, Idaho 83653

         Re: Idaho Income Tax Consequences Relating to Proposed Holding Company Conversion of Home Federal Savings and Loan Association of Nampa
                  ----------------------------------------------------------

To the Boards of Directors:

         In accordance with your request, set forth herein is the opinion of this firm relating to the Idaho tax consequences of (i) the proposed conversion of Home Federal Savings and Loan Association of Nampa (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Converted Bank") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by a parent holding company formed at the direction of the Board of Directors of the Association and known as Home Federal Bancorp, Inc. (the "Holding Company") (collectively, the "Stock Conversion"), pursuant to a Plan of Conversion (the "Plan").

         You have received the March 19, 2004 opinion of Breyer & Associates PC regarding the federal income tax consequences of the Stock Conversion to the Association, the Converted Bank, the Holding Company and the deposit account holders of the Association under the Internal Revenue Code of 1986, as amended (the "Code"). The federal tax opinion concludes, inter alia, that the proposed transactions qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code.

         The State of Idaho will, for income tax purposes, treat the proposed transactions in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. Based upon the aforesaid opinion of Breyer and Associates PC and the facts set forth therein (which we have not attempted to verify in any respect) and in reliance thereon, it is our opinion that, under the laws of the State of Idaho, no adverse Idaho state income tax consequences will be incurred by the parties to the proposed transactions, including deposit account holders, as a result of the Stock Conversion and the Holding Company formation.
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March 19, 2004
Page 2

         No opinion is expressed on any matter other than state tax consequences which might result from the implementation of the Stock Conversion.

         We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Stock Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.70(a) therein.

         We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Association's Application for Conversion on Form AC ("Form AC"), respectively, and any amendments thereto, and to the references to our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "Home Federal's Conversion - Effects of the Conversion - Tax Effects of the Conversion" and "Legal and Tax Opinions."

                                       Very truly yours,



                                       /s/ FORREST R. GOODRUM
                                       ----------------------
                                       Forrest R. Goodrum